Exhibit 10.16

HOMEAWAY, Inc.

2011 EQUITY INCENTIVE PLAN

FRENCH SUB-PLAN

Options to purchase common shares of the Company

This French sub-plan (the “Sub-Plan”) provides for a certain number of conditions or definitions which will apply to the Options to purchase shares of HomeAway, Inc. (the “Company”) granted to Eligible Employees of Homelidays SAS and Abritel.fr SA (collectively, “HomeAway France”) (as defined below) under the Company’s 2011 Equity Incentive Plan (the “Plan”) and the Sub-Plan.

The additional terms and conditions provided for by the Sub-Plan are specific to the Eligible Employees of HomeAway France only and do not affect the rights afforded to any other Participant who is granted Options under the Plan. The additional terms and conditions provided for by the Sub-Plan also do not affect the terms of Plan itself for purposes of compliance with US tax and securities laws.

Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meaning in the Sub-Plan.

It is intended that the Sub-Plan complies with French law and, in particular, with Articles L225-177 to L225-187-1 of the French Commercial Code, and its terms, together with the terms of the Plan, are to be construed accordingly.

The provisions of this Sub-Plan shall form an integral part of the Plan and the Options granted to the Eligible Employees shall consequently be governed by the provisions of the Plan and of this Sub-Plan. The provisions of the Plan shall remain applicable insofar as they do not contradict the provisions of the Sub-Plan.

1.	DEFINITIONS

Eligible Employee. It means any person employed by HomeAway France under the terms of a written or oral employment agreement and/or any person holding an executive office and who may be granted Options under the law. An Eligible Employee means also any person who does not own, on the applicable date of grant, shares representing more than 10% of the issued share capital of the Company. The official place of residence of the Eligible Employees shall be located in France for incomes’ tax purposes on the date of grant.

2.	SPECIFIC CONDITIONS APPLYING TO OPTIONS GRANTED TO ELIGIBLE EMPLOYEE

2.1	Options may only be granted to Eligible Employees and Eligible Employees can only be granted Options under the Plan.

2.2	Options cannot be granted (i) during the ten trading sessions preceding and following the date on which the consolidated accounts or annual accounts of the Company are published and (ii) during a period (x) starting from the date on which the corporate bodies of the Company become aware of any information which, if published, could significantly affect the company’s market price and (y) ending at the close of the tenth trading session following the publication of the information.

2.3	No Option may be granted less than twenty trading sessions after a coupon giving a right to a dividend or to a capital increase has been detached from the Shares.

2.4	Options cannot give rise to more than 10% of the share capital of HomeAway, Inc.

2.5	Options must be granted over registered shares of HomeAway, Inc. (as opposed to bearer shares).

2.6	The Option Exercise Price shall be determined according to the provisions of the Plan, subject to the following limitations:

(a)	the Option Exercise Price in no case be less than eighty per cent (80%) of the average of the closing sales price for a Share as quoted on a stock exchange market during the twenty market trading days prior to the day of the grant of the Options; or

(b)	In addition to this first threshold, the Option Exercise Price cannot also be lower than 80% of the average actual repurchase price of its own shares held by HomeAway, Inc. to be allocated to Eligible Employees.

2.7	No Option may be exercised prior to the expiration of a minimum period of one year following the date of grant.

2.8	The Shares acquired as a result of the exercise of all or part of the Option cannot be transferred by the Eligible Employee prior to the fourth anniversary of the date of grant except in case of the dismissal, retirement, invalidity or death of the Eligible Employee (Article 91-ter of appendix II to the French General Tax Code). In case of dismissal or retirement, the exception to the non-transferability deadline of the Shares shall be subject to the condition that the Option shall have been exercised at least three months before the dismissal or the retirement.

2.9	In the event that an Eligible Employee does not comply with the requirement set forth in this Section 2.8 of the Sub-Plan and transfers Shares acquired pursuant to the exercise of the Option prior to the expiration of the four-year period, such Eligible Employee shall be liable for all consequences to HomeAway, Inc. and HomeAway France resulting from such breach and undertakes to indemnify HomeAway, Inc. and HomeAway France in respect of all amounts payable by HomeAway, Inc. and HomeAway France in connection with such breach. More generally, the Eligible Employee agrees to indemnify and keep indemnified HomeAway, Inc. and HomeAway France from and against any liability for and obligation to pay any tax and social charges incurred by HomeAway, Inc. or HomeAway France, as applicable.

2.10	The Option Exercise Price of the Option shall be determined on the date of grant of the Option to the Eligible Employee and cannot be modified in any way. Any adjustment made to the Option Exercise Price and/or the number of Options awarded under this Sub-Plan, shall not provide more advantages to the Eligible Employee than those which would result from any adjustments that would be made in accordance with the provisions of Article L 225-181 of the French business code (Code de Commerce) (i.e. amortization or reduction of the share capital, modification of the sharing profits, allotment of free shares, capitalization of premiums or retained earnings or issuing premiums, issuance of share or securities giving a right to the allotment of shares, distribution of retained earnings). In the case of an adjustment of the Option Exercise Price, its amount cannot be inferior to the nominal value of the Shares.

2.11	The Options may neither be assigned nor transferred. The Options may nevertheless be transferred to the heirs of the Eligible Employee and exercised by them within a period of six months following the death of such Eligible Employee.

By:

Date:	20 October, 2011
Name:	Lynn Atchison
Title:	Chief Financial Officer